Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Cocrystal Pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(g)	2,764,710	$1.50	(2)	$4,147,065.00	$153.10 per $1,000,000	$634.92
Fees to Be Paid	Equity	Warrants to Purchase Common Stock	457(g)	207,353	$2.125	(2)	$440,625.13	$153.10 per $1,000,000	67.46
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$4,587,690.13		$702.38
	Total Fees Previously Paid								$-
	Total Fee Offsets								-
	Net Fee Due								$702.38

(1) Consists of (i) 2,764,710 shares of common stock issuable upon conversion of investor warrants held by investors (“Investor Warrants”); and (ii) 207,353 shares of common stock issuable upon exercise of placement agent warrants (the “PA Warrants”), in each case as more particularly described in the registration statement on Form S-1 to which this filing fee table relates. Also includes such indeterminate number of additional shares of common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction, including, but not limited to, as a result of the anti-dilution provisions contained in the securities.

(2) Pursuant to Rule 457(g) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share of common stock issuable upon exercise of the Investor Warrants which are exercisable at $1.50 per share and the PA Warrants which are exercisable at $2.125 per share is in each case estimated based upon the higher of (a) the exercise price of such Warrants, as applicable, and (b) $1.385, which is the average of the high and low sale prices of the shares of common stock as of September 15, 2025, as reported on The Nasdaq Capital Market.